Gray Media and Scripps Agree to Swap Television Stations

Atlanta, Georgia, and Cincinnati, Ohio – July 7, 2025 - Gray Media, Inc. (NYSE: GTN) and The E.W. Scripps Company (NASDAQ: SSP) have entered into agreements to swap television stations across five mid-sized and small markets, resulting in the creation of new duopolies for each group.

The local broadcasters anticipate these transactions will give them the market scale and depth to strengthen their financial durability, in turn allowing them to preserve and deepen public service to their communities with essential local news and sports programming.

Gray will acquire Scripps’ WSYM (Fox) in Lansing, Michigan (DMA 113), and KATC (ABC) in Lafayette, Louisiana (DMA 125). The acquisition of WSYM will create a duopoly in Lansing, where Gray owns WILX (NBC), and the acquisition of KATC will complement Gray’s strong presence in the Southeast, including all other markets in Louisiana.

“We are very pleased to be executing a successful set of station swaps with Scripps that brings great value to both companies,” said Gray President and Co-CEO Pat LaPlatney. “At Gray, due to the strategic nature of these two acquisitions and the benefits to our operations, we anticipate expanding the news staff and hours of live local newscasts on both stations soon after closing the acquisitions.”

Scripps will acquire Gray’s KKTV (CBS) in Colorado Springs, Colorado (DMA 86), where Scripps owns KOAA (NBC); KKCO (NBC) and low power station KJCT-LP (ABC) in Grand Junction, Colorado (DMA 187); and KMVT (CBS) and low power station KSVT-LD (Fox) in Twin Falls, Idaho (DMA 189), where Scripps owns low power station KSAW-LD (ABC). These acquisitions bolster Scripps’ already strong regional presence in the West, where it owns and operates television stations across Montana, Idaho, Colorado, Utah, Arizona, Nevada and California.

“These new stations will allow Scripps to expand upon our local sports and news strategies in key growth geographies for us,” said Scripps President and CEO Adam Symson. “The resulting efficiencies will allow us to further invest in our connection to our communities, offering even richer coverage of these neighborhoods and regions.”

The swap involves the even exchange of comparable assets. In particular, the consideration for each transaction is the performance of the other transaction. As a result, neither company will pay cash consideration to the other.

Gray and Scripps anticipate closing both sides of the swap simultaneously in the fourth quarter of this year following receipt of regulatory and other customary approvals. The regulatory approvals will require certain waivers of outdated local ownership restrictions that have uniquely restricted local broadcasters’ ability to compete in today’s dynamic and highly competitive media environment. The parties intend to work closely with regulators, employees and other stakeholders to obtain the requisite approvals and to facilitate the smooth transitions of these stations to new ownership.

Forward-Looking Statements
This press release contains certain forward-looking statements that are based largely on Gray’s and Scripps’ current expectations and reflect various estimates and assumptions by Gray and Scripps. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s and/or Scripps’ control, include the inability to complete the proposed transaction within the expected timeframe, or at all, and other future events. Each of Gray and Scripps is subject to additional risks and uncertainties described in their respective quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via www.sec.gov. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray and Scripps undertake no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

About Scripps:
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”

About Gray Media:
Gray Media, Inc. (NYSE: GTN) is a multimedia company headquartered in Atlanta, Georgia. The company is the nation’s largest owner of top-rated local television stations and digital assets serving 113 television markets that collectively reach approximately 37 percent of US television households. The portfolio includes 78 markets with the top-rated television station and 99 markets with the first and/or second highest rated television station during 2024, as well as the largest Telemundo Affiliate group with 44 markets. The company also owns Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Gray’s additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios. For more information, please visit www.graymedia.com.

Contacts:

Scripps: Carolyn Micheli, carolyn.micheli@scripps.com
Gray: Kevin Latek, kevin.latek@graymedia.com